FOR IMMEDIATE RELEASE

DUCKWALL-ALCO STORES ANNOUNCES THAT
CEO WILL JOIN ITS BOARD OF DIRECTORS

ABILENE, Kan. (July 27, 2010) – Duckwall-ALCO Stores, Inc. (NASDAQ: DUCK), today announced that Rich Wilson, President and Chief Executive Officer, will join the Company’s Board of Directors effective immediately.

Wilson joined the Company in February of this year. Prior to joining Duckwall-ALCO he served as Principal of Corporate Alliance Group, a management consulting company specializing in marketing, product development, planning, strategy and brand management for the retail and wholesale trade.  Previously, Wilson had been Senior Vice President, General Merchandise, for BJ’s Wholesale Club, and an executive with May Department Stores and Macy’s.

Royce Winsten, Duckwall-ALCO’s Chairman of the Board, commented, “The Board is impressed with the changes Rich is making to move the Company in the right direction. We look forward to Rich’s perspective and expertise being added to the mix on the Board.”

About Duckwall-ALCO Stores, Inc.

Duckwall-ALCO Stores, Inc. is a regional broad line retailer that specializes in meeting the needs of smaller, underserved communities across 23 states, primarily in the central United States. The Company offers an exceptional selection of quality products and recognized brand names at reasonable prices. Its specialty is delivering those products with the friendly, personal service its customers have come to expect. With 256 stores, Duckwall-ALCO Stores is proud to have continually provided excellent products at good value prices to its customers for 109 years. To learn more about Duckwall-ALCO Stores, Inc. visit www.ALCOstores.com.

Forward-looking statements

This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (“the Act”). Any forward-looking statements are made by the Company in good faith, pursuant to the safe-harbor provisions of the Act. These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environments, and Company performance. Factors which could significantly change results include but are not limited to: sales performance, expense levels, competitive activity, interest rates, changes in the Company’s financial condition, and factors affecting the retail category in general. Additional information regarding these and other factors may be included in the Company’s 10-Q filings and other public documents, copies of which are available from the Company on request and are available from the United States Securities and Exchange Commission.

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For more information, contact:
Donny R. Johnson
Executive Vice President - Chief Financial Officer
785-263-3350 X164
email: djohnson@ALCOstores.com
or
Debbie Hagen
Hagen and Partners
913-652-6547
email: dhagen@hagenandpartners.com